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As filed with the Securities and Exchange Commission on January 17, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

3COM CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2605794 (I.R.S. Employer Identification No.)

5500 Great America Parkway
Santa Clara, CA 95052-8145
(408) 326-5000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Mark D. Michael
Vice President, Secretary and General Counsel
3Com Corporation
5500 Great America Parkway
Santa Clara, CA 95052-8145
(408) 326-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Katharine A. Martin, Esq.
Jeffrey S. Cannon, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value	7,100,000	$9.31(1)	$66,101,000(1)	$6,081.29

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended (the "Securities Act") or until this Registration Statement shall become effective on such date as the Securities Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JANUARY 17, 2003

PROSPECTUS

        The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

7,100,000 Shares

3Com Corporation

Common Stock

($0.01 Par Value)

        This is an offering of common stock of 3Com Corporation, or 3Com. All of the shares are being offered by the selling stockholder listed in the section of this prospectus entitled "Selling Stockholder." We will not receive any of the proceeds from the sale of the 7,100,000 shares being offered by the selling stockholder. The shares of common stock are issuable to the selling stockholder upon an exercise of a warrant. We may receive proceeds upon the exercise of the warrant. The warrant has an exercise price of $9.31 per share.

        Our common stock trades on the Nasdaq National Market under the symbol "COMS." On January 15, 2003, the closing sales price for our common stock on the Nasdaq National Market was $4.79 per share.

        Investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2 of this prospectus to read about risks of investing in our common stock.

        Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            .

        We have not authorized any person to give any information or to make any representation other than those contained in this prospectus in connection with this offering. You should not rely on such information or representation. Neither the delivery of this prospectus or any sale made pursuant to this prospectus shall create any implication that the information contained in this prospectus is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any security other than the common stock covered by this prospectus.

SUMMARY OF THE OFFERING

        Under this prospectus, the selling stockholder listed in the section of this prospectus entitled "Selling Stockholder" may offer and sell shares of our common stock that they may acquire through the exercise of a warrant they hold to purchase up to 7,100,000 shares of our common stock.

        The selling stockholder may sell its shares of common stock in the open market at prevailing market prices or in private transactions at negotiated prices. It may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling stockholders or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See the section of this prospectus entitled "Plan of Distribution."

        We will not receive any proceeds from the potential sale of the 7,100,000 shares offered by the selling stockholder. We may receive proceeds upon the exercise of the warrant. The warrant has an exercise price of $9.31 per share.

RECENT DEVELOPMENTS

        We adopted Statement of Financial Accounting Standards ("SFAS") 142 on June 1, 2002 and ceased amortization of net goodwill totaling $66.5 million, which included $0.7 million of acquired workforce intangible previously classified as purchased intangible assets. We completed the transitional goodwill impairment evaluation prescribed by SFAS 142 in the second quarter of fiscal 2003, and have amended our Quarterly Report on Form 10-Q for the quarterly period ended August 30, 2002 to record a charge totaling $65.6 million as a change in accounting principle effective June 1, 2002 to write off goodwill of $45.4 million in our Enterprise Networking segment and $20.2 million in our CommWorks segment. The remaining recorded goodwill after this impairment charge was $0.9 million as of August 30, 2002, and related solely to our Connectivity segment. A reconciliation of previously reported net income (loss) and net income (loss) per share to the amounts adjusted for the exclusion of goodwill and acquired workforce amortization follows (in thousands, except per share amounts):

	Year ended
	May 31, 2002	June 1, 2001	June 2, 2000
Reported net income (loss)	$(595,950)	$(965,376)	$674,303
Add back goodwill and acquired workforce amortization, net of taxes	31,813	34,323	12,699

Adjusted net income (loss)	$(564,137)	$(931,053)	$687,002

Basic earnings per share
Reported net income (loss) per share	$(1.71)	$(2.80)	$1.94
Add back goodwill and acquired workforce amortization, net of taxes	0.10	0.10	0.03

Adjusted net income (loss)	$(1.61)	$(2.70)	$1.97

Diluted earnings per share
Reported net income (loss) per share	$(1.71)	$(2.80)	$1.88
Add back goodwill and acquired workforce amortization, net of taxes	0.10	0.10	0.03

Adjusted net income (loss)	$(1.61)	$(2.70)	$1.91

Shares used in computing per share amounts:
Basic	349,489	345,027	348,314
Diluted	349,489	345,027	357,883

RISK FACTORS

        An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risks before purchasing our common stock. If any of these risks occurs, our business, financial condition and operating results could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

You should not rely upon the forward-looking statements in this prospectus.

        We make many statements in this prospectus that are forward-looking statements. These statements relate to our future plans, objectives, expectations and intentions. We may identify these statements by the use of words such as "expect," "anticipate," "intend," "plan" and similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we discuss in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

Business Environment and Industry Trends

        Industry trends and specific risks may affect our future business and results in our business. Some of the factors that could cause future results to materially differ from past results or those described in forward-looking statements include the matters discussed below.

Our business and our ability to grow revenues has been adversely impacted by the economic slowdown and related uncertainties affecting markets in which we operate

        Adverse economic conditions worldwide have contributed to a technology industry slowdown and impacted our business resulting in:

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  reduced demand for most of our products;

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  increased price competition for our products;

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  increased risk of excess and obsolete inventories;

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  excess facilities and manufacturing capacity; and

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  higher overhead costs, as a percentage of revenues.

        Recent political and social turmoil in many parts of the world, including actual incidents and potential future acts of terrorism and war, may continue to put pressure on global economic conditions. These political, social and economic conditions and uncertainties make it extremely difficult for 3Com, our customers and our vendors to accurately forecast and plan future business activities. This reduced predictability challenges our ability to operate profitably or to increase revenues. In particular, it is difficult to develop and implement strategies, sustainable business models and efficient operations, and effectively manage outsourced relationships for certain contract manufacturing and information technology services. If the current economic or market conditions continue or further deteriorate, there could be additional material adverse impact on our financial position, revenues, results of operations and cash flow.

We face operational risks in implementing our strategy to evaluate and implement the outsourcing of certain functions that do not differentiate our ability to compete successfully and achieve profitable growth

        We are continuing to evaluate the potential for outsourcing certain functions or operations that do not differentiate 3Com or create a competitive advantage for our company supporting profitable growth. This outsourcing strategy has included certain software development for IT applications and outsourcing a substantial portion of 3Com's IT infrastructure. Implementation of such outsourcing may not result in reduction of actual costs associated with such services or function and may increase risk of disruption of operations upon which we rely on third parties to meet our needs. Moreover, future events are unpredictable and there may be substantial penalties for terminating agreements early or failing to maintain minimum service levels.

We face operational risks in consolidating our research and development design centers

        As part of our ongoing cost reduction efforts in our CommWorks business, we are consolidating our research and development activities into fewer design centers. These consolidation activities involve significant transfers of product development efforts among design centers and reductions in employment. Failure to properly manage the consolidation activities could result in disruptions to our product development programs which, in turn, could adversely impact the cost or timing of introducing new or enhanced products, revenues or overall financial performance.

Cost containment and expense reductions are critical to achieving positive cash flow from operations and profitability

        We are continuing efforts to reduce our expense structure. We believe strict cost containment and expense reductions are essential to achieving positive cash flow from operations in future quarters and returning to profitability, especially since the outlook for future quarters is subject to numerous challenges. Further costs and expense reductions may be sought if revenues and market conditions do not improve. A number of factors could preclude us from successfully bringing costs and expenses in line with our revenues, such as our inability to accurately forecast business activities, further deterioration of our revenues, and our inability to reduce our General and Administrative expenses commensurate with, and at the same pace as, any further deterioration in our revenues. If we are not able to effectively reduce our costs and achieve an expense structure commensurate with our business activities and revenues, we may have inadequate levels of cash for operations or for capital requirements, which could significantly harm our ability to operate the business.

We face increased competition and our financial performance and future growth depend upon sustaining or growing market positions in our existing markets and successfully targeting new markets

        We face competitive challenges that are likely to arise from a number of factors, including:

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  industry volatility resulting from rapid development and maturation of technologies;

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  industry consolidation resulting in competitors with greater financial, marketing and technical resources;

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  greater competition for fewer customers as a result of consolidation in the reseller and distribution channels; potential consolidation among networking equipment providers; as well as consolidation in the telecommunications service provider market due to excess capacity and the financial difficulties being experienced by some service providers; and the potential emergence of new competitors with lower cost structures and more competitive offerings;

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  increasing price competition in the face of weakening economic conditions, excess inventories and excess capacity in the telecommunications service provider market; and

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  continuing silicon integration of networking products.

        We compete in three specific markets that serve enterprise and telecommunications service provider customers. Our competitors range from large, diversified telecommunications equipment and networking companies to smaller companies with a more specialized focus. Our principal competitors in the Enterprise Networking segment include: Avaya, Inc., Cisco Systems, Inc. (Cisco), Dell Computer Corporation (Dell), D-Link Systems Inc. (D-Link), Enterasys Networks, Inc., Extreme Networks, Inc, Hewlett-Packard Company (HP), Linksys, Lucent Technologies Inc. (Lucent), and Nortel Networks Corporation (Nortel). In the Connectivity segment, our principal competitor is Intel Corporation; other competitors include Accton Technology Corporation, Broadcom Corporation, D-Link, Linksys and NetGear, Inc. Principal competitors in the telecommunications service provider market on a worldwide basis include: Cisco, Comverse Technology, Inc., Lucent, Nortel, and Sonus Networks, Inc.; other key competitors in selected regional markets include Huawei Technologies Co., Ltd., ZTE Corporation, NEC Corporation, and Oki Electric Industry Co., Ltd. As siliconization continues and networking functions become more embedded on the motherboard, we are increasingly facing competition from parties who are also our current suppliers of products. Our failure to compete successfully against current or future competitors could harm our business, operating results or financial condition. Likewise, integration of networking, communications, and computer processing functionality on a reduced number of semiconductor components may adversely affect our future sales growth and operating results.

        We are making significant investments in various technologies for emerging product lines. These investments include XRN™ technology, Gigabit Ethernet technology, IP telephony, CDMA wireless networking products and services, softswitch technologies, wireless LANs, Layer 3+ switching, network security technology (such as our embedded firewall products) and Network Jack switches. We expect these product lines to account for a higher percentage of our future sales over time, although the markets for these products and solutions are still emerging and may not develop to our expectations. Industry standards for some of these technologies are yet to be widely adopted and the market potential remains unproven. If the markets for these new technologies or products do not develop or grow as we expect, or if we have not adopted optimal sales and go-to-market strategies for these new technologies and products, our financial results could be adversely affected and we might need to change our business strategy.

        Also, in the markets in which we compete, products have short life cycles and rapid technology transitions. Therefore, our success depends on our ability to identify new market and product opportunities, to develop and introduce new products in a timely manner, to gain market acceptance of new products, particularly in our targeted emerging markets, and to rapidly and efficiently transition our customers from older to newer connectivity technologies. Additionally, as we increase our reliance on relationships with strategic partners, such as original design manufacturer's (ODMs), we may encounter greater difficulties in quickly and effectively introducing new products with the quality, functionality, costs and features that are optimal for the market. This increased reliance may also limit our ability to independently identify current product and technology trends and respond to such trends. Any delay in new product introductions, lower than anticipated demand for our new products, failure to meet market needs for features or functionality or higher manufacturing costs could have an adverse affect on our operating results or financial condition, particularly in those product markets we have identified as emerging high-growth opportunities.

Future cash requirements or restrictions on cash could adversely impact our financial position; and an event of default under the Credit Facility may impair our ability to conduct business operations

        We incurred net losses in fiscal 2002 and in the first half of fiscal 2003. Our overall cash balance declined in fiscal 2002 and, although we generated cash in the first half of fiscal 2003 we could incur negative overall cash flow in future quarters. If cash flow significantly deteriorates in the future, our liquidity and ability to operate our business could be adversely impacted. Additionally, our ability to raise financial capital may be hindered due to our net losses and the possibility of future negative cash flow, thus reducing our operating flexibility.

        The following items could require unexpected future cash payments, limit our ability to generate cash or restrict our use of cash:

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  triggering of certain payment obligations, breach of covenants or acceleration of payment obligations under our revolving and term loan facilities;

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  inability to dispose of real estate holdings;

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  taxes due upon the transfer of cash held in foreign locations; and

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  taxes assessed by local authorities where we conduct business.

        During fiscal 2002, we entered into a $210,000,000 revolving and term loan facility with a syndication of financial institutions led by Bank of America (the "Credit Facility") and, contemporaneously, we retired the operating lease arrangements we had with respect to certain of our real properties. The Credit Facility has a term of three years and is secured by priority liens over certain assets (including inventory, accounts receivable, plant and equipment and certain real properties), but specifically excludes our cash, cash equivalents, short-term investments, equity investments and intellectual property. The primary financial covenant under the Credit Facility obligates us to maintain a minimum of $400 million of available cash, cash equivalents and short-term investments. Falling below $400 million would be an event of default and, among other things, (i) Bank of America may accelerate the payment of the complete facility, (ii) use of cash in certain bank accounts will be severely restricted, and (iii) significant operational constraints such as limitations on selling assets and funding certain operations, will automatically take effect. We also have the ability to prepay and terminate the Credit Facility at any time.

        While we plan to adhere to the financial covenants of the Credit Facility and avoid an event of default, in the event that it appears we are unable to avoid an event of default, it may be necessary or advisable to retire and terminate the Credit Facility and pay all remaining balances borrowed. Such payment of the Credit Facility would further limit our available cash and cash equivalents. Furthermore, we may not be able to retire the Credit Facility if we do not have adequate resources available when necessary to avoid an event of default or if, because of a rapid decline in revenues and cash and cash equivalents, we do not have adequate time to retire the Credit Facility. The consequences of an event of default under the Credit Facility may prevent us from conducting normal business operations.

        As we continue our efforts to consolidate our real estate portfolio and liquidate certain real estate holdings that we occupy or lease to third parties, we may enter into other financial arrangements, such as sale-leaseback or mortgage arrangements that may subject us to additional financial covenants and restrictions, thereby further reducing our operating flexibility. Notwithstanding the foregoing, because of the economic conditions in the U.S. and the fact that much of our real estate holdings are in Silicon Valley, which has been particularly hard hit by the technology industry slowdown, our ability to consolidate and liquidate our holdings or to use our real estate to support other financial arrangements to gain additional liquidity may be impaired. Additionally, to the extent that we continue to own excess facilities and are not able to lease the facilities, we will be adversely affected through continuing to bear the operating costs associated with these properties and the inability to generate rental income.

        We maintain substantial cash deposits in foreign locations, portions of which may be subject to significant tax or tax withholding upon transfer or withdrawal. This risk is mitigated, but not completely eliminated, by the existence of our net operating losses and tax credit carryforwards. Furthermore, we regularly engage in discussions with tax authorities in various jurisdictions where we operate about our tax positions. While we believe our tax positions in these various jurisdictions are proper and fully defensible, these tax authorities may nevertheless assess taxes and render judgments against us if we are unable to convince them of our position. In such an event, we could be required to make unexpected cash payments in satisfaction of such assessments or judgments or incur additional expenses to defend our position.

        The above cash requirements or restrictions could lead to an inadequate level of cash for operations or for capital requirements, which could have a material negative impact on our financial position and significantly harm our ability to operate the business.

Retaining key employees and management are critical to our success

        Our success depends upon retaining and recruiting highly qualified employees and management personnel. This is especially important in our current operating structure involving three operating segments, since each management team must possess the skills, experience and talent to run its business on an independent basis. However, like many companies in the industries in which we operate, we face challenges in attracting and retaining highly qualified employees and management personnel. In addition, the significant downturn in our business environment has had a negative impact on our operations, and as a result, we have restructured our operations to reduce our workforce and implement other cost reduction activities. Although we believe these various changes and actions will improve our organizational effectiveness and competitiveness, they could lead, in the short term, to disruptions in our business, reduced employee morale and productivity, increased attrition and problems with retaining existing employees and recruiting future employees and increased financial costs.

        Recruiting and retaining skilled personnel, including engineers, sales representatives and product marketing managers, continues to be difficult. At certain locations where we operate the cost of living is extremely high and it may be difficult to attract and retain key employees and management personnel at a reasonable cost. If we cannot successfully recruit and retain such persons, our product introduction schedules, customer relationships, operating results and financial condition may become impaired and our overall ability to compete may be adversely affected.

A significant portion of our revenues is derived from sales to a small number of customers who may decide not to purchase our products in the future

        We distribute many of our enterprise networking and connectivity products through two-tier distribution channels that include distributors, systems integrators and value-added resellers. We also sell to PC OEMs and telecommunications service providers. For enterprise networking and connectivity products, a significant portion of our sales is concentrated among a few distributors and OEM customers. There has been a recent trend of decreased demand for connectivity products from OEM customers such as Dell and HP, due to increased siliconization of networking connections and also to factors specific to our OEM customers. Additionally, consolidation in our distribution channels and among PC OEMs is reducing the number of customers in the domestic and international markets. In an effort to streamline our operations, we may increase the focus of our distribution sales resources on selected distribution channel customers.

        For CommWorks products, a significant portion of our sales is concentrated with the major telecommunications service providers. We cannot be certain that these customers will continue to purchase our products at current levels, particularly in light of the serious challenges confronting the worldwide telecommunications industry. Such challenges are causing telecommunications service providers to experience serious credit problems and other financial difficulties and may result in far fewer companies surviving, thereby reducing competition and negatively impacting the amount and timing of purchases of telecommunications infrastructure equipment from us or other suppliers.

        Our results of operations, financial condition, or market share could be adversely affected if our customers:

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  stop purchasing our products or focus more on buying or reselling our competitors' products;

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  reduce, delay, or cancel their orders or defer implementation of new emerging technologies and products; or

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  experience competitive, operational, or financial difficulties, impairing our ability to collect payments from them.

We depend on distributors who could negatively affect our operations by reducing the level of our products in their inventory

        Our distributors maintain inventories of our products. We work closely with our distributors to monitor channel inventory levels and ensure that appropriate levels of products are available to resellers and end users. Notwithstanding such efforts, if our channel partners reduce their levels of inventory of our products or if they do not maintain sufficient levels of inventory of our products to meet customer demand, our sales could be negatively impacted.

Changes in sales channel mix to PC OEMs and product mix to lower margin connectivity products may negatively impact our revenues and margins

        We sell our connectivity products to PC OEMs, PC ODMs who sell to PC OEMs, and to distributors who, in turn, sell to commercial enterprises. Sales to distributors typically generate higher ASPs and gross margins than sales to PC OEMs. The trend in sales for our enterprise connectivity products over the past several years has been a shift from two-tier distribution to PC OEMs and ODMs, with the result that our revenue from distribution sales has decreased as a percentage of our total revenues. This mix shift towards PC OEMs and ODMs has lowered the ASPs for our products. If this trend continues and we cannot lower our costs of the products or transition customers to products with higher ASPs, then our margins will be reduced and our financial results will be adversely impacted.

        We derive a significant portion of our sales of connectivity products from PC OEMs such as Dell, Gateway, Inc., HP and International Business Machines Corporation, all of which are manufacturers that incorporate our NICs, PC cards, Mini-PCI, and ASIC products into their products. These companies also have begun utilizing chip sets that contain integrated Ethernet LAN connectivity solutions into their products. As Ethernet connectivity technology continues to mature, we have seen the incorporation of NIC, PC Card, and Mini-PCI product features into lower-priced form factors such as LOM and integrated into the chip sets on the motherboard. Certain competitors that have a significant share of the PC chip set market may be bundling such PC chip sets with integrated LAN connectivity at little or no price premium to PC chip sets without LAN connectivity. This bundling of PC chip sets and LAN connectivity will have an adverse impact on competition in the LAN connectivity market, including a significant negative impact on our ability to sell LAN connectivity solutions to our existing PC OEM or ODM customers. We expect that PC OEMs and ODMs increasingly will purchase the lower-priced form factors of connectivity products. If we cannot lower our costs of the products or transition customers to products with higher ASPs, then our margins will be reduced and our financial results will be adversely impacted.

Continued slowdown of capital expenditures in the telecommunications industry may negatively impact CommWorks revenues

        CommWorks' customers in the telecommunications service provider market include incumbent local exchange carriers (ILECs), interexchange carriers (IXCs), post, telephone, and telegraph administrators (PTTs), competitive local exchange carriers (CLECs), wireless service operators, Internet service providers (ISPs) and other alternative service providers. The deteriorating economic conditions prevailing in the telecommunications industry over the past several quarters have combined to exert downward pressure on service provider revenues, margins, and profitability and have resulted in longer sales cycles and decreased levels of capital expenditures for new equipment and services. Moreover, the challenges presented by the current industry environment are causing many telecommunications service providers and equipment vendors to experience serious credit problems and other financial difficulties and could result in additional bankruptcies and consolidations. A continuation or worsening of the current depressed economic conditions in the telecommunications industry could have a material adverse effect on our revenues and overall financial performance.

        Revenues from sales of our CommWorks products are subject to substantial fluctuations from period to period and are difficult to predict. Such fluctuations and difficult predictability are the result of several factors characteristic of the CommWorks business, including the relatively small number of key customers, the uncertainty related to the rate of deployment of new equipment and services by customers, uncertainty related to lengthening sales cycles and the timing of individual sales transactions, and product acceptance requirements that can impact the timing of the recognition of the sale. For these reasons, revenues in any particular quarter from sales of our CommWorks products may be more prone to and adversely affected by operational decisions of individual customers.

Our increased reliance on contract manufacturing and our excess manufacturing capacity may adversely impact our financial results and operations

        We have changed our manufacturing strategy so that more of our products are being sourced from contract manufacturers. Also, during the second quarter of fiscal 2003, CommWorks completed the transition of its contract manufacturing requirements from Manufacturers' Serviced Limited, which previously announced its intentions to cease manufacturing operations at its Mount Prospect facility, to another of our existing suppliers.

        We have sold manufacturing operations and facilities associated with those products now sourced from contract manufacturers. Therefore, our ability to resume internal manufacturing operations for those products is severely limited. The cost, quality, performance and availability of contract manufacturing operations are and will be essential to the successful production and sale of many of our products. The inability of any contract manufacturer to meet our cost, quality, performance and availability standards could adversely impact our financial condition or results of operations. We may not be able to provide contract manufacturers with product volumes that are high enough to achieve sufficient cost savings. If shipments fall below forecasted levels, we may incur increased costs or be required to take ownership of the inventory. Also, our ability to control the quality of products produced by contract manufacturers may be limited and quality issues may not be resolved in a timely manner, which could adversely impact our financial condition or results of operations.

        We are implementing a direct ship program in a phased manner with our manufacturing partners. Through this program, we will be relying on such partners for fulfillment of customer demand. This program may not yield the efficiencies that we expect, which would negatively impact our financial performance. Any disruptions to on-time delivery to customers would adversely impact our business and revenues.

        Furthermore, because we have outsourced significant manufacturing operations to contract manufacturers and have exited a number of businesses, we now have excess manufacturing capacity in existing facilities. We are currently restructuring our operations and implementing cost reduction activities to eliminate this excess capacity, including the consolidation of our real estate portfolio and facilities associated with our former manufacturing and other business operations in Santa Clara, Ireland, and the U.K. In fiscal 2002 we sold our Singapore manufacturing facility and have leased back space for our Asia Pacific region distribution center and office location for sales management, information technology, training and customer service and support operations. In fiscal 2003 we sold our manufacturing facility in Mount Prospect, our office and research and development facility in Salt Lake City, and our manufacturing, research and development, and office facility in Marlborough, a portion of which we are leasing back. Our ability to reduce our excess manufacturing capacity and to consolidate facilities may be made more difficult by further weakening of the networking industry and worsening of general economic conditions in the United States and globally. If we are unable to reduce our excess manufacturing capacity and facilities, this may negatively impact our operations, cost structure and financial performance.

Demand forecasting, increased contract manufacturing, delivery and logistics disruptions and historical component shortages continue to pose major supply chain risks

        Current business conditions and operational challenges in managing our supply chain affect our business in a number of ways:

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  certain key components, in the recent past, have had limited availability;

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  there are a smaller number of suppliers and we have narrowed our supplier base, including in some cases the sole sourcing of certain components from a single supplier;

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  as siliconization of networking features continues, we are increasingly facing competition from parties who have traditionally been and are currently our suppliers;

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  our ability to accurately forecast demand is diminished, especially in light of general economic weakness and uncertainty following the terrorist events in the last year and continually deteriorating conditions in the telecommunications industry;

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  our significantly increased reliance on and long-term arrangements with third-party manufacturers places much of the supply chain process out of our direct control and heightens the need for accurate forecasting and reduces our ability to transition quickly to alternative supply chain strategies;

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  our present manufacturing capacities exceed our current needs; and

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  we may experience disruptions to our logistics, such as the recent lock-outs that have occurred in west coast ports.

        Some of our suppliers are also our competitors. We cannot be certain that in the future our suppliers, particularly those who are also in active competition with us, will be able or willing to meet our demand for components in a timely and cost-effective manner.

        Increasingly, we have been sourcing a greater number of components from a smaller number of vendors. Also, there has recently been a trend toward consolidation of vendors of electronic components. This greater reliance on a smaller number of suppliers and the inability to quickly switch vendors increase the risk of logistics disruptions, unfavorable price fluctuations or disruptions in supply, particularly in a supply-constrained environment.

        Operation of the supply chain requires accurate forecasting of demand, which has become more challenging. If overall demand for our products, product mix and growth of these markets is significantly different from our expectations, we may face inadequate, or excess, component supply. This would result in orders for products that could not be manufactured in a timely manner, or a buildup of inventory that could not easily be sold. Either of these situations could adversely affect our revenues, financial results or market share. If our demand forecasts are too high or our forecasts of product mix are inaccurate, we may experience excess and obsolete inventories and excess manufacturing capacity, which could adversely affect our financial results.

Our current and future decisions to exit certain product lines may have unforeseen negative impacts to our business

        In fiscal 2001 and early fiscal 2002, we exited certain business and product lines, including the cable modem business. In certain cases, we continue to be responsible pursuant to the original warranty obligations for these products. Our exiting of these business and product lines may have adversely impacted our relationships with channel partners and end customers since many of these channel partners and customers perceived our remaining products as not being part of a larger integrated or complementary solution or questioned our commitment to their markets and therefore shifted to products from alternative vendors. We may consider exiting other businesses that do not meet our goal of delivering appropriate financial returns in a reasonable amount of time. Future decisions to exit businesses could result in deterioration of our channel partner and customer relationships, increased employee costs (such as severance, outplacement and other benefits), contract termination costs and asset impairments. We may also experience delays in the execution of our plan to exit a business that may create disruptions in our transactions with suppliers and customers.

The reduced role of acquisitions in our current business strategy may negatively impact our growth and increase our reliance on strategic relationships

        Historically, acquisitions, some of them substantive, had been a major part of 3Com's strategy. However, commensurate with the downturn in the IT industry, we have not made any acquisitions since the third quarter of fiscal 2001. We expect that the number of acquisitions of businesses or product lines could remain at this level. The networking business is highly competitive, and while we continue to evaluate possible acquisitions, our decision not to complete any such transactions in the recent past could hamper our ability to enhance existing products and introduce new products on a timely basis. Future consolidations in the networking industry may result in new companies with greater resources and stronger competitive positions and products than us. Furthermore, companies may be created that are able to respond more rapidly to market opportunities. Continued consolidation in our industry may adversely affect our operating results or financial condition.

        If industry and company performance stabilizes and we continue to have a strong balance sheet, we may begin to pursue acquisitions, investments, or other strategic relationships to complement internal development of new technologies and enhancement of existing products and to exploit market potentials. These strategic relationships can present additional problems since, in most cases, we must compete in some business areas with companies with which we have strategic alliances and, at the same time, cooperate with the same companies in other business areas. If these companies fail to perform, or if these relationships fail to materialize as expected, we could suffer delays in product or market development or other operational difficulties. Furthermore, our results of operations or financial condition could be adversely impacted if we experience difficulties managing relationships with our partners or if projects with partners are unsuccessful. In addition, if our strategic partners are acquired by third parties or if our competitors enter into successful strategic relationships, we may face increased competition.

Certain of our international markets are risky and may negatively impact our operating results

        We operate internationally and expect that international markets will continue to account for a significant percentage of our sales. The recent global economic slowdown has already had and is likely to continue to have a negative effect on various international markets in which we operate. This may cause us to simplify our international legal entity structure and reduce our presence in certain countries, which may negatively affect the overall level of business in such countries. Continuing political and social turmoil may likely further exacerbate existing economic and political instability and currency fluctuations in certain international markets in which we participate, and such conditions can adversely affect our operating results or financial condition. Unforeseen conditions and events will positively or negatively impact the level of international sales or our international operations in different regions. For example, a strengthening of the U.S. dollar relative to other countries' currencies could make our products more expensive than locally manufactured products, thereby negatively impacting demand for our products. Also, our contract manufacturers manufacture many of our products overseas, sometimes in politically or economically unstable countries. Should international regions experience economic or political instability, our results of operations may be adversely affected, our ability to forecast demand for our products may also be impacted and our supply of products may be interrupted.

Our reliance on industry standards, a favorable regulatory environment, technological change in the marketplace and new product initiatives may cause our revenues to fluctuate or decline

        The networking industry in which we compete is characterized by rapid changes in technology and customer requirements, evolving industry standards and complex government regulation. As a result, our success depends on:

  •
  the emergence of new technology or the convergence of technologies such as voice and data networking or IP telephony;

  •
  our ability to develop new products to address changes in technologies and related customer requirements on a timely basis;

  •
  the timely adoption and market acceptance of industry standards, and timely resolution of conflicting U.S. and international industry standards;

  •
  our ability to influence the development of emerging industry standards and to introduce new and enhanced products that are compatible with such standards; and

  •
  a favorable regulatory environment.

        Slow market acceptance of new technologies, products or industry standards could adversely affect our revenues or overall financial performance. In addition, if our technology is not included in an industry standard on a timely basis or if we fail to achieve timely certification of compliance to industry standards for our products, our revenues from sales of such products or our overall financial performance could be adversely affected.

        The telecommunications industry, in particular, is subject to complex government regulation, including regulations defined by the U.S. federal government, its agencies such as the Federal Communications Commission, state public service commissions and various governmental authorities in foreign countries. Failure to obtain all necessary regulatory approvals for our products or to comply with all applicable government regulations could adversely impact our revenues or overall financial performance or expose us to fines or other penalties. In addition, new or revised government regulations could adversely affect the basic business economics for new technologies or their rates of acceptance or adoption by potential customers; in turn, this could adversely impact our revenues or overall financial performance.

Our customer order fulfillment capabilities fluctuate and may negatively impact our operating results

        The timing and amount of our sales depend on a number of factors that make estimating operating results uncertain. Throughout our business, we do not typically maintain a significant backlog, and sales are partially dependent on our ability to appropriately forecast product demand. In addition, our customers historically request fulfillment of orders in a short period, resulting in limited visibility to sales trends and potential pricing pressures. Consequently, our operating results depend on the volume and timing of orders and our ability to fulfill orders in a timely manner. Historically, sales in the third month of the quarter have been higher than sales in each of the first two months of the quarter. Non-linear sales patterns make business planning difficult, and increase the risk that our quarterly results will fluctuate due to disruptions in functions such as manufacturing, order management, information systems, and shipping.

We may not always be able to adequately protect or maintain our intellectual property rights

        Many of our competitors, such as telecommunications, networking and computer equipment manufacturers, have large intellectual property portfolios, including patents that may cover technologies that are relevant to our business. In addition, many smaller companies, universities, and individual inventors have obtained or applied for patents in areas of technology that may relate to our business.

The industry is moving towards aggressive assertion, licensing, and litigation of patents and other intellectual property rights.

        In the course of our business, we frequently receive claims of infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. We evaluate the validity and applicability of these intellectual property rights, and determine in each case whether we must negotiate licenses or cross-licenses to incorporate or use the proprietary technologies, protocols, or specifications in our products. If we are unable to obtain and maintain licenses on favorable terms for intellectual property rights required for the manufacture, sale, and use of our products, particularly those that must comply with industry standard protocols and specifications to be commercially viable, our results of operations or financial condition could be adversely impacted.

        In addition to disputes relating to the validity or alleged infringement of other parties' rights, we may become involved in disputes relating to our assertion of our intellectual property rights. Whether we are defending the assertion of intellectual property rights against us or asserting our intellectual property rights against others, intellectual property litigation can be complex, costly, protracted, and highly disruptive to business operations by diverting the attention and energies of management and key technical personnel. Further, plaintiffs in intellectual property cases often seek injunctive relief and the measures of damages in intellectual property litigation are complex and often subjective or uncertain. Thus, the existence of or any adverse determinations in this litigation could subject us to significant liabilities and costs. In addition, if we are the alleged infringer, we could be required to seek licenses from others or be prevented from manufacturing or selling our products, which could cause disruptions to our operations or the markets in which we compete. If we are asserting our intellectual property rights, we could be prevented from stopping others from manufacturing or selling competitive products. Any one of these factors could adversely affect our product margins, results of operations, financial condition, or cash flows.

Our future quarterly operating results are subject to factors that can cause fluctuations in our stock price

        Historically, our stock price has experienced substantial price volatility. We expect that our stock price may continue to experience volatility in the future, due to a variety of potential factors such as fluctuations in our quarterly operating results, changes in our cash balances, variations between our actual financial results and the published analysts' expectations and announcements by our competitors. In addition, over the past several quarters, the stock market has experienced extreme price and volume fluctuations that have affected the stock prices of many technology companies. These factors, as well as general economic and political conditions or investors' concerns regarding the credibility of corporate financial statements and the accounting profession, may have a material adverse affect on the market price of our stock in the future.

Some of our facilities in California are located near an earthquake fault, and an earthquake or other types of natural disasters could disrupt our operations and adversely effect results

        Significant portions of our operations are concentrated at a single location in the Silicon Valley area of California, and we also have various functions and related infrastructure to support our international operations in the U.K. In the event of a natural disaster, such as an earthquake or flood, or localized extended outages of critical utilities or transportation systems, we do not have a formal business continuity or disaster recovery plan, and could therefore experience a significant business interruption.

Legacy computer systems may be vulnerable to breaches of security

        We use computer systems, including our enterprise-wide financial system, that may not include the most advanced security features available. There is a risk of unauthorized access to computer systems, including our financial systems. While management makes concerted efforts to assess risks and prevent and detect such security breaches, including our current project to upgrade our existing enterprise-wide financial system to a new SAP release, our financial results could be impacted if such an unauthorized access were to occur and not be detected within our normal internal control procedures.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of up to 7,100,000 shares of our common stock being offered by the selling stockholder.

SELLING STOCKHOLDER

        The table below sets forth the name of the selling stockholder, the number of shares of common stock issuable upon exercise of a warrant owned by the selling stockholder immediately prior to the date of this prospectus and the number of shares being offered by the selling stockholder in this prospectus. The selling stockholder will not own any shares of 3Com after completion of this offering, assuming that all of the shares of 3Com common stock being offered are sold and assuming that no shares of 3Com common stock are purchased by the selling stockholder prior to the sale of all 3Com common stock being offered under this prospectus.

        The selling stockholder is a supplier of certain products to us. Sales to us and our manufacturing subcontractors represented 3% of the selling stockholder's net revenue for the year 2002 (through November 29, 2002), 7.3% of the selling stockholder's net revenue in 2001 and 15.1% of the selling stockholder's net revenue in 2000.

        In December 2000, we issued to the selling stockholder a warrant (the Warrant), the underlying shares of common stock (the Shares) of which are the subject of this registration statement. The selling stockholder paid for the Warrant by issuance of a promissory note in the principal amount of $21 million. In November 2002, we and the selling stockholder entered into a settlement agreement, pursuant to which, among other things, the promissory note and interest accrued thereon were canceled. In connection with the settlement agreement, the selling stockholder agreed to pay us $22 million, plus interest on the unpaid principal balance at an annual rate of 2.7775% in installments, with the final of five installments due in November 2003. In addition, pursuant to the settlement agreement, the term of the Warrant was extended until December 2003.

Name of selling stockholder	Number of shares of 3Com common stock owned prior to the offering	Number of shares of 3Com common stock being offered
Broadcom Corporation	7,100,000	7,100,000

PLAN OF DISTRIBUTION

        The selling stockholder has not entered into any agreement, arrangement or understanding with any particular broker, dealer, agent or underwriter with respect to the sale of the shares covered by this Prospectus.

        The selling stockholder and its successors, including its transferees, pledges or donees, may offer and sell shares of Common Stock issuable upon exercise of the Warrant, or the Shares, from time to time directly or, alternatively, through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of these securities. This compensation as to a particular underwriter, broker, dealer or agent might exceed customary commissions.

        The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

        The Shares may be sold on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the common stock may be listed or quoted at the time of sale, in the over-the-counter market, or otherwise. The methods by which such sales may be effected (which may involve crosses or block transactions) include:

  •
  a block trade in which the broker or dealer so engaged will attempt to sell the securities as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;

  •
  purchases by a broker or dealer as a principal and resale by that broker or dealer for its account;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  through the writing of options;

  •
  short sales of the securities and sales to cover short sales;

  •
  the pledge or loan of the common stock as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the securities or interest therein;

  •
  hedging transactions with broker-dealers, which may in turn engage in short sales in the course of hedging positions they assume; and

  •
  any combination of any of the above.

        In addition, any securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder is not required to sell any common stock issuable upon exercise of the Warrant described in this prospectus and may transfer, devise or gift these securities by other means not described in this prospectus.

        Brokers or dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in selling shares. The selling stockholder and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of shares covered by this prospectus. Any commission, discount or concession received by a broker or dealer and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be an underwriter within the meaning of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder and any other person participating in the distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including without limitation, Regulation M.

        This offering will terminate on the earlier of:

  •
  the date on which all shares held by the selling stockholder can be sold in a three-month period under Rule 144; or

  •
  the date on which all shares offered have been sold by the selling stockholder.

        We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The selling stockholder will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any selling stockholder.

The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.

        To the extent required, the shares of common stock to be sold, the purchase price of a sale, the names of any agent, broker, dealer, or underwriter or arrangements relating to any such entity or applicable commissions with respect to a particular offer or sale will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock in this offering hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

        The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended May 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated June 24, 2002 (July 16, 2002 as to Note 21), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The Securities and Exchange Commission, or SEC, allows us to "incorporate by reference" in this prospectus the information that we file with the SEC. This means that we can disclose important information by referring the reader to those SEC filings. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering:

  •
  our Annual Report on Form 10-K for our fiscal year ended May 31, 2002;

  •
  our Quarterly Reports on Form 10-Q relating to our fiscal quarters ended August 30, 2002, as amended, and November 29, 2002;

  •
  our Current Reports on Form 8-K filed with the SEC on August 2, 2002 and November 14, 2002, and our two Current Reports on Form 8-K filed on December 2, 2002; and

  •
  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 18, 1984, including any amendment or report filed for the purpose of updating this description.

        This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to such information unless those exhibits are specifically incorporated herein by reference.

        Requests for such documents should be directed to Investor Relations, 3Com Corporation, 5500 Great America Parkway, Santa Clara, California 95052-8145, telephone number (408) 326-5000. Please note that additional information can be obtained from our website at www.3Com.com.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information may be accessed over the Internet at a site maintained by the SEC at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the following public SEC reference room:

Public Reference Room 450 Fifth Street, N.W. Washington, D.C. 20549

        You may obtain further information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330.

        We have filed a registration statement under the Securities Act with the SEC with respect to the shares to be sold by the selling stockholders. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$6,081
Nasdaq National Market additional listing fee	$0
Accounting fees and expenses	$5,000
Legal fees and expenses	$15,000
Printing and related fees	$5,000
Miscellaneous	$5,000

Total	$36,081

Item 15. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware authorizes a Delaware corporation to indemnify officers, directors, employees, and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee, or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

        The Registrant's By-laws provide for indemnification of officers and directors to the fullest extent permitted by Delaware law. In addition, the Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that provided for in the By-laws.

        The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against such person and expense incurred by such person in any capacity, subject to certain exclusions.

Item 16. Exhibits.

Exhibit Number	Description
4.1	Warrant to Purchase Common Stock, dated December 4, 2000, between the Registrant and Broadcom Corporation (1)
4.2	Amendment Number One to Warrant, dated November 1, 2002, between the Registrant and Broadcom Corporation (2)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Deloitte & Touche LLP, Independent Accountants
23.2	Consent of Wilson Sonsini Goodrich & Rosati (contained in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto)

(1)
Incorporated by reference to Exhibit 10.24 of the Registrant's quarterly report on Form 10-Q for the quarter ended November 29, 2002.

(2)
Incorporated by reference to Exhibit 10.25 of the Registrant's quarterly report on Form 10-Q for the quarter ended November 29, 2002.

Item 17. Undertakings.

(a)    The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on 13th day of January, 2003.

3COM CORPORATION
By:	/s/ BRUCE L. CLAFLIN Bruce L. Claflin President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce L. Claflin and Mark Slaven his attorney-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this registration statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ BRUCE L. CLAFLIN Bruce L. Claflin	President and Chief Executive Officer	January 13, 2003
/s/ MARK SLAVEN Mark Slaven	Senior Vice President, Finance and Planning and Chief Financial Officer (principal financial and accounting officer)	January 13, 2003
/s/ ERIC A. BENHAMOU Eric A. Benhamou	Chairman of the Board	January 15, 2003
/s/ FRED D. ANDERSON Fred D. Anderson	Director	January 15, 2003
/s/ GARY T. DICAMILLO Gary T. DiCamillo	Director	January 14, 2003
/s/ JAMES R. LONG James R. Long	Director	January 13, 2003
/s/ RAJ REDDY Raj Reddy	Director	January 14, 2003
/s/ PAUL G. YOVOVICH Paul G. Yovovich	Director	January 15, 2003

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Warrant to Purchase Common Stock, dated December 4, 2000, between the Registrant and Broadcom Corporation (1)
4.2	Amendment Number One to Warrant, dated November 1, 2002, between the Registrant and Broadcom Corporation (2)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati
23.1	Consent of Deloitte & Touche LLP, Independent Accountants
23.2	Consent of Wilson Sonsini Goodrich & Rosati (contained in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto)

(1)
Incorporated by reference to Exhibit 10.24 of the Registrant's quarterly report on Form 10-Q for the quarter ended November 29, 2002.

(2)
Incorporated by reference to Exhibit 10.25 of the Registrant's quarterly report on Form 10-Q for the quarter ended November 29, 2002.

QuickLinks

TABLE OF CONTENTS
SUMMARY OF THE OFFERING
RECENT DEVELOPMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS